EXHIBIT 10.16

March 24, 2000

Bettina Koblick

4101 Agua Vista St.

Oakland, CA 94601

Dear Bettina:

On behalf of the Board of Directors and management team of Brightmail, Inc. (the “Company”), and subject to the completion by the Company of satisfactory reference checks, I am pleased to offer you the position of Director, Human Resources. In this position, you will report to me.

The terms of your employment are as follows:

1.	At-Will Employment

You understand and acknowledge that your employment with the Company is for an unspecified duration and constitutes “at-will” employment. You acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or yourself.

2.	Compensation

(a)	Base Salary: Base salary shall be $95,000 per year, payable semi-monthly in amounts of $3958.33 in U.S. dollars, in accordance with customary Company payroll procedures (including compliance with applicable withholding and other laws) as the same currently exists or may exist in the future. Your position is classified as “exempt” and you will not be eligible for overtime pay.

(b)	Incentive Stock Options: Company management will recommend to the Board of Directors that you be granted a stock option (the “Stock Option”) entitling you to purchase up to 40,000 shares of Company Common Stock. The number of shares purchasable pursuant to the Stock Option shall vest as to 1/4th upon the one-year anniversary of your employment start date, and thereafter as to 1/48th at the end of each calendar month until the Stock Option is fully vested.

3.	Benefits

You will be entitled to the Company’s basic employment benefits (comprehensive HMO/PPO medical plan including eye care and dental care) available to all Company employees and their immediate families, as the same currently exists or may exist in the future. You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you.

4.	Employment Terms

This offer of employment is contingent upon your signing and returning to the Company on or before your employment start date, the Non-Disclosure Agreement. Please note that this offer is the entire agreement and understanding between you and the Company regarding your employment relationship and supersedes any other written or oral representation or promise.

Offer Close Date

This offer is open until March 29th, 2000. If the offer has not been signed by you and returned to Brightmail, Inc. by the above stated date, consider this offer null and void.

Satisfactory Reference/Security Checks

This offer is contingent upon completion of professional reference and security checks by the Company, at its discretion and to its satisfaction

5.	Start Date

Your start date will be April 17, 2000. Please indicate your acceptance of this offer letter by signing and returning a copy.

Bettina, we are very excited about your joining Brightmail, Inc. and look forward to your joining our team.

Very truly yours,

/s/ Phil Fraher

Phil Fraher CEO & COO

Agreed and Accepted:

I accept this offer of employment on the terms stated above.

Bettina H. Koblick	3/27/00

Bettina Koblick

Date: March     , 2000

April 19, 2000

Ms. Bettina H. Koblick

4101 Agua Vista Street

Oakland, California 94601

Re:	Addendum to Offer Letter

Dear Bettina:

This letter serves as an addendum to our offer letter to you dated March 24, 2000.

Change of Control

In the event of a Change of Control of the Company, if you are not offered a position by the successor corporation or its parent or subsidiaries that is comparable in responsibility and salary to your position in the Company at the time of the Change of Control and you choose to leave the Company within one year of the Change of Control or are terminated without ‘cause’ within one year of the Change of Control, 25% of your initial grant shall vest immediately and you will receive three months of salary. For purposes of the foregoing, ‘cause’ will mean an act of dishonesty or other act by you intended or reasonably likely to damage the Company, the commission of a felony by you, intentionally or grossly negligent failure by you to carry out your obligations to the Company, or breach of the Company’s ‘Non-Disclosure Agreement’.

If you have any questions regarding this matter, please contact me.

Sincerely,

/s/ Gary Hermansen

Gary Hermansen President & CEO